Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 33-76372, 333-64691, 333-69044 and 333-103381) of Monaco Coach Corporation of our report dated June 20, 2005 relating to the financial statements of Monaco Coach Corporation 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon

June 28, 2005